Exhibit 99.1

Contacts:	Investors:	Media:
	Vincent L. Sadusky	Mark Semer
	LIN TV Corp.	Kekst and Company
	(401) 457-9403	(212) 521-4802
LIN TV to Sell Puerto Rico Operations
PROVIDENCE, RI, October 19, 2006 — LIN TV Corp. (NYSE: TVL) today announced that it has entered into an agreement to sell its Puerto Rico television operations to InterMedia Partners, L.P. for $130 million in cash, subject to certain closing adjustments. The stations being sold include WAPA-TV, a full-power independent station, and WJPX-TV, an independent station branded as MTV Puerto Rico, as well as WAPA-America, a U.S. Spanish-language cable channel that utilizes the news and entertainment programming produced by the Puerto Rico stations.
“The sale of LIN TV’s Puerto Rico assets will sharpen our focus on our continental U.S. strategy and we expect that it will also improve our leverage profile,” said Vincent L. Sadusky, LIN TV’s President and Chief Executive Officer. “We thank the terrific local management team and employees of the Puerto Rico stations and wish them continued success in the future.”
LIN TV Corp. operates 31 television stations in 18 markets, three of which are LMAs. The Company owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. LIN is also a 1/3 owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement. Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.
This press release may include statements that may constitute “forward-looking statements,” including statements regarding the expected future business performance of LIN TV resulting from and following the transaction and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events, competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.
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